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                                                                    EXHIBIT 99.1

CONTACT:                                                   FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619


               BLYTH, INC. REPORTS 2ND QUARTER SALES AND EARNINGS

GREENWICH, CT, USA, August 29, 2001: Blyth, Inc. (NYSE:BTH) reported today second quarter Net Sales increased to $249.7 million compared with $248.7 million a year earlier. Diluted Net Earnings Per Share for the second quarter were $0.27 compared to $0.39 for the same period last year and include an $.08 Per Share charge related to an additional provision for U.S. mass channel inventory. Excluding this charge, Earnings Per Share would have been $.36, exceeding guidance of $.31 to $.35 previously communicated by the Company. Operating Profit was $22.4 million compared to $32.2 million in the prior year period. Net Earnings for the quarter were $12.9 million versus $18.7 million a year earlier.

Net sales for the six months ended July 31, 2001 totaled $510.8 million versus $540.1 million reported a year ago. Operating profit for the six months was $49.7 million versus $69.5 million last year. Net earnings were $28.6 million compared to $38.4 million for the prior year period. Diluted Net Earnings Per Share were $0.60, compared to $0.80 for last year's first half.

The ongoing challenge of weak economic environments - in the U.S. in particular
- which management believes significantly affected wholesale purchasing by retailers, as well as continued consumer caution, have negatively affected each of Blyth's channels of distribution. This resulted in slower than anticipated sales growth year to year in the premium channel and declines in the direct, mass and foodservice channels. Additionally, the impact of depressed European currencies reduced Blyth's reported second quarter sales by two percentage points. The Company's decision last year to divest itself of its religious and citronella candle businesses also impacted the year to year sales comparison as these businesses traditionally experienced their strongest sales during the second quarter.

Within the mass channel, Blyth, as well as other manufacturers, continue to experience sluggishness at retail. This, combined with the loss of some sales outlets due to mass market retailer bankruptcies, along with increased competition and pricing pressure have necessitated the Company's examination of overall inventory requirements for the mass channel. This reassessment resulted in an $.08 Per Share provision in the second quarter. In addition, unrelated to the $.08 Per Share charge, the Company experienced temporary complications with new software related to the start-up of its new distribution facility in Memphis,


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Tennessee, which resulted in delayed and incomplete shipments to customers for a period of time during the second quarter. The software issues experienced with the new equipment and systems have now been resolved.

Commenting on the second quarter sales and earnings results, Robert B. Goergen, Chairman of the Board and CEO, said, "Given the current retail climate in North America and Europe, high expectations for the second quarter would have been unreasonable, so our results are satisfactory. Unusual events that began last year, such as five mass retailer bankruptcies, have altered the nature of the mass channel for the foreseeable future. Although sales in this channel represent only about 10% of sales in the Candles and Home Fragrance segment of Blyth's business, they had a significant impact on second quarter earnings and are an important management focus."

Though results improved from earlier in the year, a decline in the Company's North American direct sales channel, which management believes is temporary, continued through the second quarter. Management anticipates that this upward trend will continue in the second half due to a strong new holiday product line.

On a segment basis, Net Sales in the Candles and Home Fragrance Products businesses were $192.3 million, compared to $217.3 million in the prior year period. Operating income for this segment, was $16.7 million, compared to $28.2 million in last year's second quarter. Net sales in the Creative Expressions and Foodservice businesses totaled $57.3 million versus $31.4 million one year ago, and operating income in this segment was $5.8 million compared to $4.0 million in the prior year period. Increases in this segment of Blyth's business were attributable to the inclusion of Midwest of Cannon Falls, which was acquired by Blyth in April. The sum of the segment amounts does not necessarily equal that reported for the quarter due to rounding.

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet, at www.blythinc.com. The call will be archived on Blyth's website.

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels, under the Colonial Candle of Cape Cod(R), Kate's Original Recipe(TM) and Carolina Designs(R) brands and in the mass retail channel under the Ambria(TM), Florasense(R) and FilterMate(R) brands. In Europe, its products are also sold under the Gies, Colony and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions and Foodservice products, including seasonal and home decor products under the Midwest of Cannon Falls(R) brand, decorative seasonal products under the Impact(TM) brand, paper-related products under the Jeanmarie(R) brand and tabletop illumination products and portable heating fuel for the hotel, restaurant and catering trade, under the Ambria(TM), Sterno(R) and HandyFuel(R) brand names. Net Sales for the twelve months ended July 31, 2001 totaled $1,168 million.


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Blyth, Inc. may be found on the Internet at www.blythinc.com.
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This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of a continuing weakness of the retail environment, the effects of our restructuring, the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2001 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2001.

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